Exhibit 99.1

CALMARE THERAPEUTICS INCORPORATED REPORTS

FINAL TALLY OF CONSENTS BY SHAREHOLDERS OF RECORD

Fairfield, CT – July 2, 2018 – Calmare Therapeutics Incorporated, (OTC: CTTC) (“CTI”), the pain mitigation company (“Calmare”), today reported the final tabulation of consents by shareholders of record as tallied and prepared by IVS Associates Inc., a professional services organization specializing in independent tabulation and certification of voting results.

As per the final tally, none of the proposals carried. Out of a maximum shares entitled to vote of 38,997,971 as of the Record Date of February 13, 2018, the final results are as follows:

Proposal No. 1	Consenting Shares	NON-Consenting Shares	Result
Removal of Four of the Five Existing Directors of the Company	15,083,737 (38.6%)	23,914,234 (61.4%)	DOES NOT CARRY
Proposal No. 2
Election of Nominees	15,083,737 (38.6%)	23,914,234 (61.4%)	DOES NOT CARRY
Proposal No. 3
Amendment to Bylaws Fixing the Number of Directors	15,386,237 (39.4%)	23,611,724 (60.6%)	DOES NOT CARRY
Proposal No. 4
Amendment to Bylaws Regarding Change in Number of Directors	15,386,237 (39.4%)	23,611,724 (60.6%)	DOES NOT CARRY
Proposal No. 5
Amendment to Bylaws Regarding Vacancies	15,386,237 (39.4%)	23,611,724 (60.6%)	DOES NOT CARRY
Proposal No. 6
Repeal of Additional Bylaws or Bylaw Amendments	15,083,737 (38.6%)	23,914,234 (61.4%)	DOES NOT CARRY

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About IVS Associates, Inc.

IVS Associates, Inc., (“IVS”) is a professional services organization specializing in independent tabulation and certification of voting results for corporations and associations throughout the United States. IVS has served as independent inspectors at over 200 contested meetings and 600 routine annual meetings. It has earned its reputation as the leading provider of independent inspectors for the most important votes-proxy fights and contested meetings.

About Calmare Therapeutics, Inc.

Calmare Therapeutics, Inc. researches, develops and commercializes chronic, neuropathic pain and wound affliction devices. Our flagship medical device – the Calmare® Pain Therapy Device (the “Calmare Device”) – is the world’s only non-invasive and non-addictive modality that can successfully treat chronic, neuropathic pain. The Company holds a U.S. Food & Drug Administration 510k clearance designation on its flagship device, which grants it the exclusive right to sell, market, research and develop the medical device in the United States. The Calmare Devices are commercially sold to medical practices throughout the world. They are also found in U.S. military hospitals, clinics and on installations.

Forward-Looking Statement

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Contacts:

Calmare Therapeutics Incorporated

Conrad Mir

President and CEO

cmir@calmaretherapeutics.com

203.368.6044

www.calmaretherapeutics.com